Exhibit 2.2

SECOND AMENDMENT TO BUSINESS COMBINATION AGREEMENT

THIS SECOND AMENDMENT TO BUSINESS COMBINATION AGREEMENT (this “Amendment”) is made as of November 14, 2022 (the “Amendment Date”) by and among JATT Acquisition Corp, a Cayman Islands exempted company (the “SPAC”), JATT Merger Sub, a Cayman Islands exempted company (the “Merger Sub”), JATT Merger Sub 2, a Cayman Islands exempted company (the “Merger Sub 2”), and Zura Bio Limited, a limited company incorporated under the laws of England and Wales (the “Company”), and (with effect from the Holdco Signing Date) Zura Bio Holdings Ltd, a Cayman Islands exempted company (the “Holdco”). Each of SPAC, the Company, Holdco, Merger Sub and Merger Sub 2 shall individually be referred to herein as a “Party” and, collectively, the “Parties”. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Agreement (as defined below).

WHEREAS, the Parties entered into that certain Business Combination Agreement dated as of June 16, 2022 (as may be amended, restated, or otherwise supplemented from time to time, including pursuant to this Amendment, the “Agreement”);

WHEREAS, pursuant to Section 11.1 of the Agreement, the Agreement may be amended in writing at any time prior to the SPAC Shareholder Meeting pursuant to an instrument in writing and signed by SPAC and the Company; and

WHEREAS, the Parties wish to amend the Agreement as set forth in this Amendment.

NOW, THEREFORE, intending to be legally bound and in consideration of the mutual provisions set forth in this Amendment and the Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1

AMENDMENTS TO THE AGREEMENT

Section 1.5 Amendment to Section 10.1(c) of the Agreement. The date November 15, 2022 with respect to the defined term “Outside Date” in Section 10.1(c) of the Agreement is hereby deleted and shall be replaced with “January 16, 2023.”

ARTICLE 2

MISCELLANEOUS

Section 2.1 No Other Amendment. Except to the extent that any provisions of or any Exhibits or Schedules to the Agreement are expressly amended by Article 1 of this Amendment, all terms and conditions of the Agreement and all other documents, instruments and agreements executed thereunder, shall remain in full force and effect pursuant to the terms thereof. In the event of any inconsistency or contradiction between the terms of this Amendment and the Agreement, the provisions of this Amendment shall prevail and control.

Section 2.2 Reference to the Agreement. On and after the date hereof, each reference in the Agreement to “this Agreement,” “hereof,” “herein,” “herewith,” “hereunder” and words of similar import shall, unless otherwise stated, be construed to refer to the Agreement as amended by this Amendment. No reference to this Amendment need be made in any instrument or document at any time referring to the Agreement and a reference to the Agreement in any such instrument or document shall be deemed to be a reference to the Agreement as amended by this Amendment.

[Signature Page Follows]

IN WITNESS WHEREOF, SPAC and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SPAC:

JATT ACQUISITION CORP

By	/s/ Verender S. Badial
Name:	Verender Badial
Title:	Chief Financial Officer

COMPANY:

ZURA BIO LIMITED

By	/s/ Oliver Levy
Name:	Oliver Levy
Title:	Director

[Signature Page to the Amendment to the Business Combination Agreement]